Exhibit 99.1

Orleans Homebuilders Announces that its President and Chief Operating Officer has Passed Away

BENSALEM, Pa., Aug. 28 /PRNewswire-FirstCall/ — Orleans Homebuilders, Inc. (the “Company”) (Amex: OHB) announced today that Michael T. Vesey, its President and Chief Operating Officer, has passed away.  The Company previously announced that Mr. Vesey had taken a second leave of absence related to an existing medical condition. The Company remains confident that Mr. Vesey’s responsibilities will be carried out effectively by existing management.

Jeffrey P. Orleans, the Company’s Chairman and Chief Executive Officer stated, “It is with deep sorrow that we announce Mike’s passing.  Mike was a respected leader at the Company for more than 22 years and a dear friend, but above all, Mike was a dedicated family man.  We extend our deepest sympathies and prayers to Mike’s wife, Kelly, their four children and the extended Vesey family.”

About Orleans Homebuilders, Inc.

Orleans Homebuilders, Inc. develops, builds and markets high-quality single-family homes, townhouses and condominiums.  The Company serves a broad customer base including first-time, move-up, luxury, empty nester and active adult homebuyers.  The Company currently operates in the following eleven distinct markets: Southeastern Pennsylvania; Central and Southern New Jersey; Orange County, New York; Charlotte, Raleigh and Greensboro, North Carolina; Richmond and Tidewater, Virginia; Chicago, Illinois; and Orlando, Florida.  The Company’s Charlotte, North Carolina operations also include adjacent counties in South Carolina.  To learn more about Orleans Homebuilders, please visit www.orleanshomes.com.

Forward-Looking Statements

Certain information included herein and in other Company statements, reports and SEC filings is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning anticipated or expected conditions in or recovery of the housing market, and economic conditions; the Company’s long-term opportunities; continuing overall economic conditions and conditions in the housing and mortgage markets and industry outlook; anticipated or expected operating results, revenues, sales, net new orders, pace of sales, spec unit levels, and traffic; future or expected liquidity, financial resources, debt or equity financings, amendments to or extensions of our existing revolving credit facility, strategic transactions and alternatives; other alternative recapitalization or exchange offer transactions; the anticipated impact of bank reappraisals; future impairment charges, future tax valuation allowance and its value; anticipated or possible federal and state stimulus plans or other possible future government support for the housing and financial services industries; anticipated legislation and its impact; expected tax refunds; anticipated use of proceeds from transactions; anticipated cash flow from operations; reductions in land expenditures; the Company’s ability to meet its internal financial objectives or projections, and debt covenants; potential future land sales; the Company’s future liquidity, capital structure and finances; and the Company’s response to market conditions.  Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company statements, reports and SEC filings.  For example, there can be no assurance that the Company will be able to obtain any amendment to or extension of its existing revolving credit facility or other alternative financing or adjust successfully to current market conditions.  These risks and uncertainties include local, regional and national economic conditions, the effects of governmental regulation, the competitive environment in which the Company operates, fluctuations in interest rates, changes in home prices, the availability and cost of land for future growth, the availability of capital, our ability to modify or extend our existing credit facility or otherwise engage in a financing or strategic transaction; the availability and cost of labor and materials, our dependence on certain key employees and weather conditions.  Additional information concerning factors the Company believes could cause its actual results to differ materially from expected results is contained in Item 1A of the Company’s Annual Report on Form 10-K/A for the fiscal year ended June 30, 2008 filed with the SEC and subsequently filed Quarterly Reports of Form 10-Q.

CONTACT: Garry P. Herdler – Executive Vice President & Chief Financial Officer, Orleans Homebuilders, Inc., +1-215-245-7500